Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No.333-285635) and Form S-8 (File No: 333-287750) of BGM Group Ltd (the “Company”) of our report dated on July 21, 2026, relating to the financial statements, which appears in this annual report on Form 20-F of the Company for the year ended September 30, 2025.

/s/ Enrome LLP

Enrome LLP

Singapore

July 21, 2026